EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-8 No. 333-77009) pertaining to the StarTek, Inc. Stock Option Plan and StarTek, Inc. Director Stock Option Plan of our report dated February 24, 2004, with respect to the consolidated financial statements of StarTek Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Denver, Colorado
March 8, 2004